EXHIBIT 99.1

Tyson to Sell Canadian Beef Operation to XL Foods

Transaction Should be Completed by End of September

BROOKS, Alberta, June 25, 2008 (PRIME NEWSWIRE) -- A preliminary agreement has been reached to sell one of Canada's largest beef processing operations.

Tyson Foods, Inc. (NYSE:TSN) has signed a letter of intent to sell the packing, feedyard and fertilizer assets of Lakeside Farm Industries Ltd and its subsidiary Lakeside Packers, to XL Foods Inc., a Canadian-owned beef processing business. The C$107 million transaction includes C$57 million, which will be paid at closing. The remaining C$50 million, plus interest, will be paid over a five-year period following closing. Tyson would retain the finished product inventory, accounts receivables and accounts payables of the Lakeside operations as of the closing date. The transaction remains subject to government approvals, the receipt of commercially reasonable financing by XL and the execution of a definitive agreement by the parties. Both companies anticipate completing the sale by the end of September.

Lakeside is one of the premier beef processing operations in Canada and has operated successfully for many years, said Richard L. Bond, president and CEO of Tyson Foods. However, Lakeside no longer fits the long-term strategy of our company, as our current international strategy is focused primarily in Asia, Mexico and South America.

Lakeside Farm Industries, based in Brooks, Alberta, is a diversified agribusiness involved in cattle feeding, slaughtering and processing, as well as retail fertilizer production and farming. Lakeside currently employs 2,300 Team Members and currently has the capacity to slaughter and process 4,700 cattle per day. The commodity boxed beef produced by the plant is primarily sold to customers in Canada and the U.S.

XL Foods plans to continue operating the Lakeside facility after the sale is completed.

We believe the Lakeside plant and cattle feeding operation will complement our other beef operations in Alberta and Saskatchewan, said Brian Nilsson, co-chief executive officer of XL Foods Inc. and Nilsson Bros. Inc. In addition, it will help strengthen our ability to meet the needs of our North American customer base.

XL is part of the Nilsson Bros. Group, a Canadian cattle feeding and marketing company. Nilsson Bros. entered in the meatpacking business in the late 1990's with the purchase of Edmonton Meat Packing and XL Foods. The business currently includes packing plants in Edmonton and Calgary, Alberta; Moose Jaw, Saskatchewan; Omaha, Nebraska and Nampa, Idaho.

We intend to make the transition of ownership as smooth as possible, said Nilsson. At the appropriate time, this will include informational meetings with members of the Lakeside staff.

About Tyson Foods

Tyson Foods, Inc. (NYSE:TSN), founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef, and pork, the second-largest food production company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products and is the recognized market leader in the retail and foodservice markets it serves. Tyson provides products and service to customers throughout the United States and more than 80 countries. The company has approximately 104,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

The Tyson Foods, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3224

About XL Foods

XL Foods Inc. is the largest Canadian owned and operated beef processor in Canada. It is part of the Nilsson Bros. Group of companies, which are a diverse agri-business that is involved in all facets of beef and cattle production, marketing and processing. XL Foods Inc. operates facilities in Alberta, Saskatchewan, Nebraska and Idaho. For more information, please visit www.xlfoods.com.

CONTACT: Tyson Foods

Gary Mickelson

479-290-6111

XL Foods

Patrick Bieleny

780-477-2233